AMENDMENT NO. 2 TO

FUND PARTICIPATION AGREEMENT

For

Rules 30e-3 and 498A

This Amendment No. 2 (the “Amendment”) is effective as of December 1, 2022 and amends the Fund Participation Agreement effective July 20, 2015, as amended (the “Agreement”) by and among BLACKROCK VARIABLE SERIES FUNDS, INC. and BLACKROCK VARIABLE SERIES FUNDS II, INC. (each, the “Series”), BLACKROCK INVESTMENTS LLC (“BRIL” or the “Underwriter”) and BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY (the “Company”) on its own behalf and on behalf of each of its separate accounts (“Accounts”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning described to such terms in the Agreement.

RECITALS

WHEREAS, effective March 6, 2017, First MetLife Investors Investor Insurance Company changed its name to Brighthouse Life Insurance Company of NY;

WHEREAS, the Parties desire to amend the Agreement to update the Company name, Schedule A, Schedule B, and to further modify the Agreement as provided herein;

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the funds (“Fund” or “Funds”) that constitute separate portfolios of the Series and that serve as funding vehicles for the Company, on behalf of the Accounts, that issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Series or its designee maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 Act requires each Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Funds;

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such Fund shareholder reports to Contract Owners;

WHEREAS, the Parties desire to supplement and amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time (“Rule 30e-3”), to permit (i) the Series to no longer deliver paper copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A; and

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and considerations set forth herein, and to other good and valuable consideration, the Parties agree to supplement and amend the Agreement as follows:

1.	The name of the Company in the Agreement is hereby changed to Brighthouse Life Insurance Company of NY.

2.	Article 3.9 of the Agreement is hereby deleted in its entirety and replaced as follows:

3.9(a) Without limiting the generality of Section 3.5(a) above, as long as Shares of the Fund are held on behalf of Contract Owners, the Company has adopted, implemented and shall maintain and comply with a reasonable risk-based program to comply with all applicable economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), the European Union, the United Nations and other applicable jurisdictions (collectively, “Sanctions Laws”). The Company shall maintain and comply with policies, procedures and controls that are reasonably designed to ensure compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and that it, the Accounts, the Contract Owners and, to the extent required by law, its and their owners and controllers (i) maintain and comply with policies, procedures, and controls that are reasonably designed to ensure adherence to Sanctions Laws and (ii) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws. The Company agrees that it will take reasonable steps to ensure that Account and Contract Owner funds shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. The Company will promptly inform BRIL in writing if with respect to the transactions in the shares or the Company’s services, the Company becomes aware of any violations of Sanctions Laws by itself or any of the Accounts or Contract Owners or to the extent required by Applicable Law, any of their owners or controllers or if it or any of the Accounts or Contract Owners or any of their owners or controllers are the target of embargo or identified on any Sanctions Lists or if the Company is otherwise unable to comply with its obligations under this Article 3.9(a).

3.9(b) Without limiting the generality of Section 3.5(a) above, as long as Shares of the Fund are held on behalf of Contract Owners, the Company has adopted, implemented and shall maintain and comply with an anti-money laundering program to comply with (i) all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and SEC and FINRA rules and regulations and (ii) all applicable laws and regulations relating to anti-money laundering from other applicable jurisdictions (collectively, “AML Laws”). The Company shall maintain and comply with written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks. The Company shall have a written customer identification program that complies with AML Laws, including the FinCEN CDD rule (31 CFR Parts 1010, 1020, 1023, 1024 and 1026) which outlines requirements to identify and verify the identity of beneficial owners. In addition, the Company shall have a designated anti-money laundering compliance officer, and the Company shall provide anti-money laundering training to its staff on an annual basis. Finally, the Company’s anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. The Company will promptly inform BRIL in writing, to the extent not prohibited by Applicable Law, if the Company becomes aware of any violations of AML Laws by it or any Account or Contract Owner with respect to the Company’s services or transactions in Shares or if the Company is otherwise unable to comply with its obligations under this Article 3.9(b).

3.9(c) As long as Shares of the Fund are held on behalf of Contract Owners, the Company shall provide BRIL with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable Fund Parties to fulfill their obligations under Sanctions Laws and AML Laws (including maintaining records for at least five years). Without limiting the generality of the foregoing, and subject to legal restrictions, the Company will, upon request, promptly provide to Fund Parties evidence of (i) its policies and procedures that are designed to comply with AML Laws and Sanctions Laws and (ii) the Company’s compliance therewith.

3.	Article 7 of the Agreement entitled “Notices” is hereby deleted in its entirety and replaced as follows:

Unless otherwise specified in this Agreement, all notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Article 7).

To the Fund:	With a copy to:

c/o BlackRock Advisors, LLC	BlackRock, Inc.
Attn: Ariana Brown	Attn: General Counsel
Global Client Services-Onboarding-	40 East 52nd Street
Contracting	New York, NY 10022
40 East 52nd Street
New York, NY 10022

If to the Company:

Brighthouse Financial

125 High Street, Suite 732

Boston, MA 02110

Attn: The Law Group

4.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

5.	Schedule B to the Agreement is hereby deleted in its entirety and replaced with Schedule B attached hereto.

6.

Maintaining Website; Posting and Availability of Fund Shareholder Reports, Disclosure Documents, and Other Required Materials. Brighthouse NY shall be responsible for and shall fulfill the website posting and other applicable requirements and obligations of the Accounts specified in Rules 30e-3(b) and 498A(j). Without limiting the generality of the foregoing:

a.

The Series shall make available to Brighthouse NY the following materials relating to each Fund so that Brighthouse NY can post the materials to a Brighthouse NY website address (the “Specified Website”). The Specified Website shall be publicly accessible and the Required Materials (as defined below) posted on the Specified Website shall be publicly accessible, free of charge and shall include: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters; (v) current Summary Prospectus for the Funds; (vi) current Statutory Prospectus for the Funds; and (vii) current Statement of Additional Information (“SAI”) for the Funds (as such documents are specified in paragraphs i through iv of Rule 30e-3(b) and in paragraph (iii) of Rule 498A(j)(1)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rules 30e-3 or 498A, the “Required Materials”). The Series shall make the materials specified in (i), (ii), (iii), and (iv) above available to the Company, no later than five (5) days before a Report is required to be posted to the Specified Website. The Series shall provide the materials specified in (v), (vi), and (vii) above to the

Company on a timely and continuous basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts.

b.

The Series shall ensure that the Required Materials provided to Brighthouse NY are in a format, or formats, that are suitable for website posting and convenient for both reading online and printing on paper (in accordance with Rule 30e-3 (b)(3) and are human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A(h)(2)(i));

c.

Brighthouse NY shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions stated above in Section 2(b) (in accordance with Rules 30e-3(b)(4) and 498A(h)(3));

d.

In order for Brighthouse NY to ensure that the Required Materials are kept current (up-to-date) and posted for the duration or period required by Rules 30e-3 and 498A, and to facilitate a continuous offering of the Funds’ securities and the Contracts, the Series shall promptly provide to Brighthouse NY any material amendments to the Required Materials;

e.

Brighthouse NY shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3 and paragraph (h)(4) of Rule 498A, which shall constitute compliance with subsections (a) through (d) of this Section 2 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 and “Registrant” referred to in said paragraph (h)(4) of Rule 498A means Brighthouse NY on behalf of the Accounts); and

f.

The Series shall prepare and provide the Funds’ Statutory Prospectus and SAI so that those documents permit persons accessing them to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A).

7.

Content of Required Materials. The Series shall be responsible for the content of the Required Materials as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Series under the Agreement, the Series shall be responsible for ensuring that the Required Materials to be posted to the Specified Website:

a.	Meet the applicable standards of the 1933 Act; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

b.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

8.	Specified Website, Notice, and Paper Delivery

a.	The Specified Website is as identified in Schedule C hereto, as it may be changed by Brighthouse NY from time to time in its sole discretion;

b.

Paper Notice to Contract Owners. Brighthouse NY shall provide the paper notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3 (the “Notice”), subject to the expense provision in subsection (e)(ii) below.

c.

Delivery of Paper Copy Upon “Ad Hoc” Request. Brighthouse NY shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A, subject to the expense provision in subsection (e)(iii) below.

d.

Investor Elections to Receive Future Fund Reports in Paper. Brighthouse NY shall fulfill Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and subject to the expense provision in subsection (e)(iii) below.

e.

Web Hosting and Electronic Delivery. The Series and/or the Underwriter shall bear the reasonable expenses for the cost of managing, formatting, hosting and maintaining the Required Materials and on the website hosted by the Company.

Notice. The Series and/or the Underwriter shall bear reasonable costs of preparing and mailing (including postage expenses) the Notices of the availability of the Fund’s Reports to Contract Owners.

Delivery of Paper Copies. The Series and/or the Underwriter shall be responsible for the reasonable costs of providing printing of any paper copies of Required Materials and future fund reports pursuant to Article 2.2. The Series and/or the Underwriter shall reimburse the Company for the costs of mailing (including postage expenses) the Fund’s then current Required Materials to Contract Owners.

f.	Expenses. The annual cost of the web hosting expenses described above in Section 8(e), including electronic delivery, will not be more than $600 per Portfolio.

The Company shall calculate the payment(s) contemplated in this Section 8 after the end of each calendar year and shall submit invoices with calculation details on an annual basis to the Series and/or the Underwriter at GroupGFRInvoices@blackrock.com or such other electronic transmission address specified by the Series and/or the Underwriter from time to time. Invoices shall be accurate in all material respects. Invoices shall only cover time periods prior to termination of the Agreement.

g.

Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Series shall use a summary prospectus for each Fund, in accordance with paragraph (j)(1)(ii) of Rule 498A.

9. Fund Performance and Expense Data. The Series shall provide such data regarding each Fund’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Series shall provide:

(i) the “Annual Portfolio Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6); and

(ii) the “Total Annual Fund Operating Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of Form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6); and

(iii) the “average annual total returns” for each fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and, as applicable, in accordance with Instruction 7 to Item 17 of Form N-4 and Instruction 7 to Item 18 of Form N-6).

The Series shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than seventy-five (75) calendar days after the close of each Fund’s fiscal year.

10. This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rules 30e-3 and 498A and any interpretations of those Rules by the SEC, its staff, courts, or other appropriate legal authorities.

11. This Amendment set forth herein is limited precisely as written and shall not be deemed to be an amendment, consent, waiver or modification of any other term or condition of the Agreement. Except as expressly modified hereby, the terms and provisions of the Agreement shall remain unchanged and shall continue in full force and effect.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

13. This Amendment shall be governed by the laws of such jurisdiction specified in, and construed in accordance with, the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Amendment to the Agreement as of the date first above written.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By:	/s/ Charles Park

Name: Charles Park

Title: Chief Compliance Officer

BLACKROCK VARIABLE SERIES FUNDS II, INC.

By:	/s/ Charles Park

Name: Charles Park

Title: Chief Compliance Officer

BLACKROCK INVESTMENTS, LLC

By:	/s/ Robert Crothers

Name: Robert Crothers

Title: Managing Director

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY (on behalf of itself and each Account)

By:	/s/ Jason Frain

Name:	Jason Frain

Title:	Vice President
1/3/2023 | 9:04:34 AM EST

Schedule A

Separate Accounts of Brighthouse Life Insurance Company of NY participating in Portfolios of Black Rock Variable Series Funds, Inc.

Brighthouse Variable Annuity Account B

Schedule B

Portfolios and Classes of Funds now or in the future offered to Separate Accounts of Brighthouse Life Insurance Company of NY, including, but not limited to:

BlackRock Variable Series Funds, Inc.

Fund Name	Class	CUSIP	Ticker

Equity Funds

BlackRock Advantage Large Cap Core V.I. Fund	I	09253L611	LGCCI

BlackRock Advantage Large Cap Core V.I. Fund	II	09253L595	LGCII

BlackRock Advantage Large Cap Core V.I. Fund	III	09253L587	LCIII

BlackRock Advantage Large Cap Value V.I. Fund	I	09253L546	LCATT

BlackRock Advantage Large Cap Value V.I. Fund	II	09253L538	LCBTT

BlackRock Advantage Large Cap Value V.I. Fund	III	09253L520	LVIII

BlackRock Advantage SMID Cap V.I. Fund	I	09253L470	SMCPI

BlackRock Advantage SMID Cap V.I. Fund	II	09253L462	SMCII

BlackRock Advantage SMID Cap V.I. Fund	III	09253L454	SCIII

BlackRock Basic Value V.I. Fund	I	09253L405	BAVLI

BlackRock Basic Value V.I. Fund	II	09253L504	BAVII

BlackRock Basic Value V.I. Fund	III	09253L603	BVIII

BlackRock Capital Appreciation V.I. Fund	I	09253L843	FDGRI

BlackRock Capital Appreciation V.I. Fund	III	09253L827	FGIII

BlackRock Equity Dividend V.I. Fund	I	09253L512	UTTLI

BlackRock Equity Dividend V.I. Fund	III	09253L488	UTIII

BlackRock Global Allocation V.I. Fund	I	09253L777	GLALI

BlackRock Global Allocation V.I. Fund	II	09253L769	GLAII

BlackRock Global Allocation V.I. Fund	III	09253L751	GAIII

BlackRock International V.I. Fund	I	09253L645	IVVVI

BlackRock 60/40 Target Allocation ETF V.I. Fund	I	09253L371	BVDAX

BlackRock 60/40 Target Allocation ETF V.I. Fund	III	09253L363	BDAVX

BlackRock Large Cap Focus Growth V.I. Fund	I	09253L579	LGGGI

BlackRock Large Cap Focus Growth V.I. Fund	III	09253L553	LGIII

BlackRock Managed Volatility V.I. Fund	I	09253L108	AMBLI

BlackRock Managed Volatility V.I. Fund	III	09253L306	ABIII

Index Fund

BlackRock International Index V.I. Fund	I	09253L355	BIIVX

BlackRock International Index V.I. Fund	III	09253L322	BIIYX

BlackRock Small Cap Index V.I. Fund	I	09253L348	BSIVX

BlackRock Small Cap Index V.I. Fund	III	09253L330	BSIYX

BlackRock S&P 500 Index V.I. Fund	I	09253L678	IDXVI

BlackRock S&P 500 Index V.I. Fund	II	09253L660	IXVII

BlackRock S&P 500 Index V.I. Fund	III	09253L652	IVIII

Money Market Fund

BlackRock Money Market V.I. Fund*	I	09253L876	DMMKI

*No payments for administrative services will be made on this Fund.

BlackRock Variable Series Funds II, Inc.

Fund Name	Class	CUSIP	Ticker

Fixed Income Funds

BlackRock High Yield V.I. Fund	I	09253L710	HICUI

BlackRock High Yield V.I. Fund	III	09253L686	HCIII

BlackRock Total Return V.I. Fund	I	09253L702	CRBDI

BlackRock Total Return V.I. Fund	III	09253L884	CBIII

BlackRock U.S. Government Bond V.I. Fund	I	09253L744	GVBDI

BlackRock U.S. Government Bond V.I. Fund	III	09253L728	GBIII

Schedule C

Specified Website:

https://dfinview.com/BHF/TAHD/BHF